UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): October 7, 2008
PeopleSupport, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33679	95-4695021

(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1100 Glendon Ave., Suite 1250
Los Angeles, California 90024
(Address of Principal Executive Offices)
(310) 824-6200
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On October 8, 2008 PeopleSupport, Inc. (the “Company”) entered into a Closing Agreement with Essar Services, Mauritius, a company organized under the laws of Mauritius (“Parent”), and Easter Merger Sub, Inc. a Delaware corporation and wholly owned subsidiary of Essar Services, Mauritius (“Merger Sub”). The Closing Agreement relates to the Merger Agreement entered into among Company, Parent and Merger Sub on August 3, 2008 (the “Merger Agreement”).
Pursuant to the Closing Agreement, all certificates, instruments and other documents required for the Closing under the Merger Agreement will be delivered to the relevant parties on or prior to October 14, 2008 to be held in escrow pending the Closing under the Merger Agreement. As of October 14, 2008 all conditions to the Closing under the Merger Agreement shall be deemed satisfied, except for the continued observance of certain covenants and the condition that Parent shall have caused to be deposited with the Paying Agent the aggregate Merger Consideration.
Under the Closing Agreement, subsequent to the delivery of closing documents into escrow on or prior to October 14, 2008 and subject to observance of certain covenants, Parent is obligated, on or prior to October 31, 2008, to deposit with the Paying Agent for the benefit of Company’s stockholders the aggregate Merger Consideration in order to facilitate the Closing of the Merger Agreement on or prior to October 31, 2008.
The foregoing description of the Closing Agreement is qualified in its entirety by reference to the full text of the Closing Agreement, a copy of which is attached hereto as Exhibit 2.1, and is incorporated herein by reference.
On October 7, 2008, the Company issued a press release announcing that the parties had reached agreement in principle on the terms of the Closing Agreement A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit No.	Description

2.1	Closing Agreement, dated as of October 8, 2008, by and among PeopleSupport, Inc., Essar Services, Mauritius, a company organized under the laws of Mauritius, and Easter Merger Sub, Inc. a Delaware corporation and wholly owned subsidiary of Essar Services, Mauritius.

99.1	Press release dated October 7, 2008.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
     Dated: October 8, 2008

PEOPLESUPPORT, INC.
By:	/s/ Lance Rosenzweig
Lance Rosenzweig
Chief Executive Office